Exhibit 10.24

SUMMARY OF COMPENSATION ARRANGEMENT

Pursuant to a letter agreement dated October 25, 2012, between Piper Jaffray Investment Management, LLC (“PJIM”) and an investor in a fund in which PJIM is the general partner, M. Brad Winges, the Company's Head of Fixed Income Services, is required to invest at least 25% of his annual deferred compensation in an alternative asset management fund of the Company.